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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Planar Systems, Inc. and Subsidiaries:

   We consent to the use of our report dated October 31, 2000, except as to
Note 14 which is as of December 11, 2000, with respect to the consolidated balance sheets of Planar Systems, Inc. and subsidiaries as of September 29, 2000 and September 29, 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended September 29, 2000, which report is incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the Prospectus.

                                          /s/ KPMG LLP

                                          KPMG LLP

Portland, Oregon
March 9, 2001